Internal Use Only KOHLBERG KRAVIS ROBERT & CO. L.P. KKR CREDIT ADVISORS (US) LLC (and Affiliated Funds) CODE OF ETHICS Revised December 2024 Kohlberg Kravis Roberts & Co. L.P. (“KKR”), KKR Credit Advisors (US) LLC (“KKR Credit”), and their respective investment advisory affiliates1 (collectively, the “Firm”) are committed to act in the best interests of our clients (“Clients”) and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We recognize our fiduciary obligation to place the interest of our Clients before the interests of the Firm and our Employees (as defined below). The purpose of this Code of Ethics (the “Code”) is to set forth the policies of the Firm with regards to certain conflicts of interest and to provide a formal reference for each of our Employees. The Code consists of the following policies and procedures: • Standard of Conduct • Personal Investment Policy The Code is predicated on the principle that the Firm owes a duty to act in the best interests of its Clients. The Code applies to the Firm’s members, partners, directors, principals and officers (or other persons occupying a similar status or performing a similar function), its employees (including investment professionals, associates, paraprofessionals and executive assistants) and any other person who performs an investment advisory function for the Firm or has access to non-public information regarding the Firm’s Client’s investments and is subject to the Firm’s supervision and control (which may include contingent workers, consultants, advisors, temporary employees or officers of affiliates or other persons that are designated by the CCO (as defined below)) (collectively, “Employees”).2 The Code is global and may be supplemented by regional and business group policies and procedures, which may include more specific and more restrictive policies and procedures. To the extent that other applicable policies and procedures are more restrictive and specific, they supersede the policies and procedures described herein. 1 For purposes of this Code, this term does not include KKR Capital Markets LLC, KKR Capital Markets Partners LLP, KKR Capital Markets (Ireland) Limited, KKR Capital Markets Japan Limited and KKR Capstone. Employees of such entities, however, are subject to the Code. 2 The use of the defined term “Employee” is not intended to evidence a person’s status as an employee or independent contractor.

2 Internal Use Only Employees who violate the Code may be subject to the imposition of sanctions, including but not limited to, a letter of reprimand, refresher Code training, disgorgement of profits and/or restitution of an amount as determined by Compliance, or termination of employment.3 The Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment. Any questions with respect to the Code may be directed to KKR’s Chief Compliance Officer (“CCO”). For the purposes of this Code, CCO is defined as the Global CCO, business line or regional CCO and their respective direct reports or other designees. A. Standard of Conduct and Compliance with Applicable Law 1. Standard of Conduct. We are committed to conducting our investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of our Clients and in a manner that is consistent with all applicable laws, rules and regulations. As an investment adviser, we recognize that we are in a position of trust and confidence with respect to our Clients, and we have a duty to place the interests of our Clients before the interests of the Firm and our Employees, which includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Accordingly, we expect the following of all Employees: • Employees must act with integrity, honesty, competence and in an ethical manner when dealing with the public, regulators, Clients, investors, prospective investors and their fellow Employees; • Employees must adhere to the highest standards with respect to any potential material conflicts of interest with our Clients – simply stated, no Employee should enjoy a benefit at the expense of any of our Clients; and • Employees must preserve the confidentiality of information that they may obtain in the course of our business and use such information properly and not in any way adverse to the interests of our Clients. 2. Compliance with Applicable Laws. In addition to the general principles of conduct set forth above and the Personal Investment Policy described below, the Code requires all Employees to comply with applicable laws, regulations and rules. With respect to Employees located in the U.S. or transacting in U.S. markets, these laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Regulation S-P (which protects the confidentiality of private investor information), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, anti-money laundering and economic sanctions laws and regulations, including the Bank Secrecy Act and Executive Order 13224 (which require transaction reporting and vetting investors against the OFAC lists of terrorist individuals and 3 See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures for more information on potential sanctions.

3 Internal Use Only organizations, among other things), and any rules adopted by the SEC or the U.S. Department of Treasury. The Code should be read in conjunction with KKR’s Compliance Manual (the “Compliance Manual”), the KKR Credit Compliance Manual, and any regional or business specific compliance manuals, as applicable, including the Firm’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Global Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”). In addition, some areas of particular concern include: a. Insider Trading. Firm policy and the laws of many countries prohibit trading in securities (including equity securities, convertible securities, options, bonds and any derivative of the foregoing) of any company or issuer while in possession of material, non-public information (also known as “inside information”) regarding the company. This prohibition applies to KKR-related securities, as well as to the securities of other companies. It applies for any Client account, Firm account or Personal Securities Account (as defined below). If you believe you have come into possession of inside information, whether or not you consider it to be material, you may not execute any trade in the securities of the subject company without first consulting with the CCO, who will determine whether such trade would violate Firm policy or applicable laws. It is also illegal in many countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.) b. Market Abuse and Rumors. Most jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Any attempt by an Employee to manipulate or tamper with the markets or the prices of securities, options, futures or other financial instruments will not be tolerated, including collaborating with others in order to manipulate markets or prices. Additionally, most jurisdictions have laws and regulations prohibiting the dissemination of false or misleading information. The policy of the Firm is to prohibit the circulation of or trading based on unsubstantiated rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity. Any such rumors or information heard by an Employee from a source within the Firm or directed to the Firm in the course of business should be reported to the CCO promptly, and should not be forwarded or shared within or outside the Firm. c. Frontrunning. Employees may not engage in what is commonly known as “frontrunning” or “scalping”: the buying or selling of securities prior to a purchase or sale by a Client, in order to benefit from any price movement that may be caused by the Client’s transactions.

4 Internal Use Only d. Antitrust Compliance. In many countries, the Firm is subject to complex laws (known in some countries as “antitrust” or “competition” laws) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times. Many situations create the potential for unlawful anticompetitive conduct and should be avoided. If a competitor, investor or any other person or entity tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and terminate the conversation. Such instances should be reported to the CCO. (Please refer to the Antitrust Overview and Guidelines in the Compliance Manual for additional guidance.) e. Anti-Bribery and Corruption. The Anti-Bribery Policy requires that all Employees conduct their activities in full compliance with all applicable anti- corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. A failure to do so will place both KKR’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. In sum, giving or offering anything of value to anyone to improperly obtain or retain business or a business advantage is prohibited. 4 B. Personal Investment Policy 1. General. The Firm’s Personal Investment Policy establishes standards and procedures for the detection and prevention of activities by which personnel of the Firm, having knowledge of the investments and investment intentions of the Firm with respect to any Client, may abuse their duties to act in the best interests of our Clients. The Personal Investment Policy also deals with the types of conflict of interest situations that the U.S. federal securities laws address. The Personal Investment Policy is based on the principle that the Employees of the Firm owe a duty to our Clients to conduct personal investments, including personal securities transactions, in a manner that does not interfere with Client transactions or to otherwise behave in a manner that takes unfair advantage of the Firm’s relationship with our Clients. The Personal Investment Policy requires that all Employees adhere to this general principle as well as comply with all of the specific provisions of the Personal Investment Policy that are applicable to them. 2. What Securities are covered by the Firm’s Personal Investment Policy? “Covered Securities” under this Personal Investment Policy include U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as corporate bonds or debentures, senior debt and subordinated debt), interests in non-diversified retail investment funds/ exchange-traded funds (“ETFs”) with less than 10 4 Employees should refer to the Firm’s Global Anti-Bribery Policy for a complete understanding of Anti-Bribery / Anti-Corruption requirements and responsibilities.

5 Internal Use Only underlying holdings, interests in hedge funds, private equity funds or other private funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments of the above such as options, warrants, puts and calls and indexed instruments. For the purpose of the Firm’s Personal Investment Policy, the term “Covered Securities” does not include: • Direct obligations of the U.S. or any non-U.S. government or any agency thereof, including municipal bonds; • Shares of registered open-end mutual funds or closed-end funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); • Shares of unit investment trusts that invest exclusively in shares of registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); • Commodities contracts, currencies, currency futures or options on any of the foregoing; • ETFs with 10 or more underlying holdings, or where the underlying assets are not Covered Securities; • Registered or exchange-traded pooled investment vehicles with sufficient diversification (such as UCITs and VCTs); • Shares issued by money-market funds; and • Bankers’ acceptances, bank and brokered certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements. 3. What are “Personal Securities Accounts”? For these purposes, “Personal Securities Accounts” include any brokerage or securities accounts maintained by you, your immediate family members5 living in the same household, or family members outside the household who are financially dependent upon you, including dependent children. More specifically, Personal Securities Accounts include: • Brokerage or securities accounts in your name or in which you have any direct or indirect beneficial ownership. (Please note you are deemed to have beneficial ownership if you directly or indirectly, through contract, arrangement, understanding or otherwise, share a direct or indirect opportunity to profit from the account.) • Brokerage or securities accounts over which you directly or indirectly exercise investment discretion (or have the right to exercise discretion). 5 The term “immediate family” means any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

6 Internal Use Only • Brokerage or securities accounts of your immediate family members (including any relative by blood, marriage or domestic partnership) either living in your household or who are financially dependent upon you. All Personal Securities Accounts must be disclosed in ComplySci6 within ten calendar days of an employee’s first day at KKR. Personal Securities Accounts do not include cash-only bank accounts or accounts which exclusively hold shares of mutual funds or other investment or instruments that are not Covered Securities (e.g., select 401(k) and 529 Plans). However, Personal Securities Accounts do include any account that holds cash or registered mutual fund shares if such account has the ability to hold or execute transactions in Covered Securities (even if it does not hold such securities at the present time). Employee Personal Securities Accounts opened or disclosed on or after January 1, 2024, will generally only be permitted to be maintained at brokerages approved in advance by Compliance. Compliance will maintain an “Approved Broker List” based upon criteria established by the Firm. Compliance will update the Approved Broker List as new relationships with brokerage firms are established or as relationships are terminated or modified. Personal Securities Accounts sought to be opened or maintained at brokerages that do not appear on the Approved Broker List must be approved in ComplySci by the CCO or their designee (see Exhibit A, Approved Broker List). Managed Accounts A Managed Account is a Personal Securities Account over which a third-party money manager, investment advisor, or other third-party (the “Advisor”) who is unaffiliated with the Firm has complete and sole discretionary authority. Securities transactions in Managed Accounts do not require prior approval of the CCO, provided that: • The Employee has supplied an acknowledgment in substantially the form attached as Exhibit B, executed by the Advisor, pursuant to which the Advisor acknowledges his or her understanding of KKR’s Personal Investment Policy; • The Employee does not convey any inside information to the Advisor; • Neither the Employee nor any other person subject to the Code has the ability to suggest and / or direct purchases or sales, or consult with the Advisor as to the particular allocation of investments to be made in the account. Moreover, the Employee should only receive a regular periodic report of transactions and holdings. While specific investment decisions may not be shared with the Employee, summarizing, describing or explaining general account activity and strategy is permitted; • The account is disclosed in ComplySci. • Upon request, the Employee should send KKR Compliance quarterly statements showing transaction history. • The Employee completes a quarterly certificate attesting to the above requirements. The form of this certificate is attached as Exhibit C. 6 ComplySci is the Firm’s Code of Ethics technology solution. All Employees subject to this Code have access to ComplySci.

7 Internal Use Only 4. Prohibited Transactions. In accordance with the Firm’s policy requiring Employees to avoid activities that may conflict with the interest of our Clients or interfere with making decisions in the best interests of our Clients, all Employees and Personal Securities Accounts of Employees are generally prohibited from purchasing7, directly or indirectly, certain Covered Securities, i.e., individual publicly traded equities or debt instruments of corporate issuers, including but not limited to, common stock (publicly or privately offered), preferred stock, debt securities (such as corporate bonds or debentures), ETFs or other non-diversified pooled investment vehicles that contain less than ten (10) underlying investments at the time of the initial investment, and options warrants, puts and calls, futures and other derivatives relating to specific equity or debt securities. Positions in such securities held prior to employment at KKR may be maintained upon joining the Firm and may be exited according to the policies described below. Employees that are involved in management or certain other activities relating to funds domiciled in the European Economic Area must undertake not to use personal hedging strategies or remuneration–or liability–related contracts of insurance to undermine the risk alignment effects embedded in their remuneration arrangements. Any requests to exit a position in Covered Securities must be pre-cleared with Compliance by submitting a trade request in ComplySci.8 Requests by an employee involving gifting, inheriting or transferring covered securities to or from accounts held by individuals not subject to the Code must be pre-cleared with Compliance. Under no circumstances may Employees engage in personal securities transactions involving Covered Securities acquired pursuant to an initial public offering. All securities, including non-Covered Securities, should be held for a minimum of 30 days before selling. 7 In limited circumstances and subject to “open window” periods, any Employee who is on the board of directors of a KKR portfolio company may seek pre-approval from the CCO to purchase shares of such KKR portfolio company. 8 Any proposed transaction in such securities by an Employee or a Personal Securities Account of an Employee must be pre-approved by the CCO in accordance with the pre-clearance procedure outlined in Section B.5.a, below.

8 Internal Use Only 5. Permissible Transactions a. Compliance Pre-Clearance Required. Employees must obtain Compliance pre-approval via ComplySci for the following transactions: • Sales of Covered Securities; • Purchases or sales of interests in private investment funds (including, but not limited to private equity funds and hedge funds) and private companies,9 including participation in any initial coin offering, initial token sale, private fund offering, or private company share issuance relating to a cryptocurrency; • Indices-linked structured notes not advised or sub-advised by the Firm (or the Firm’s affiliates). Requests for pre-approval may be made by logging into ComplySci and submitting a pre-clearance request through the system. Employees may only engage in a pre-approved transaction during the time frame specified by the CCO or his/her designee at the time of approval, which is generally three business days or less. Note for KKR-related limited public offerings (i.e., KKR Infrastructure Conglomerate LLC (KINFRA); KKR Private Equity Conglomerate LLC (KPEC), since the company issues securities for purchase each month, pre-clearance to purchase shares is valid until the next date that purchase requests can be made (e.g., if an Employee submits a request on February 11th, purchase request may be completed by March 1 st). In addition, Employees should only engage in such transactions with the intention of establishing a position in the security or investment for not less than 30 days. In considering a pre-approval request, the CCO may consider, among other things, whether: (a) the securities or investment in question are held by a Client; (b) the securities or investment in question are under consideration by a Firm investment committee; or (c) there is a conflict of interest, actual or otherwise, with an Employee acquiring, holding or selling the security or investment. If the transaction involves a private placement10, the CCO also may consider whether: (a) the investment opportunity was first considered for investment by a Client; (b) the investment opportunity was made available to an Employee by virtue of his or her position with the Firm or with a Client; or (c) the investment opportunity is or may in the future be within KKR’s investment mandate. It is the Firm’s policy that the interests of Clients always come before the interests of the Firm and its Employees. 9 Approved transactions in private companies must be made within the time frame indicated by the employee at the time of the request as specified in ComplySci. 10 See Guidance on Employees' Personal Investments in Private Companies and Non-KKR Private Funds for more guidance on this topic.

9 Internal Use Only In addition, transactions in shares or interests in KKR-related issuers (e.g., KKR & Co. Inc. (KKR), KKR Income Opportunities Fund (KIO), KKR Real Estate Finance Trust Inc. (KREF), or FS KKR Capital Corp (FSK)) are typically subject to “window periods” when such transactions are permitted. While transactions in KKR-related issuers do not need to be pre-cleared in ComplySci, please check with your respective CCO and/or Legal or Compliance before transacting in any such securities. Trading in options of such securities is prohibited at all times. For further details, please see Policies and Procedures for Trading in Securities of KKR & Co. Inc. by Directors, Section 16 Officers and Employees. Further, purchases in shares or interests in KKR-related limited public offerings (i.e., KKR Infrastructure Conglomerate LLC (KINFRA); KKR Private Equity Conglomerate LLC (KPEC)) require pre-clearance in ComplySci. Sales of a KKR Related Limited Public Offering do not require preclearance in ComplySci but may only be made within the first two weeks of the sales window. Please check with your respective CCO and/or Legal or Compliance before transacting in any such securities if you have any questions. b. Compliance Pre-Clearance NOT Required. Employees are generally permitted to make investments in the following instruments without seeking prior approval of the CCO, provided that such investments do not conflict with the Firm’s fiduciary duty to its Clients and/or an Employee’s duty to the Firm11: • Direct obligations of the U.S. government or any agency thereof; • Shares of ETFs (and related options) that contain ten (10) or more underlying investments at the time of the initial investment; • Shares of registered closed end funds and related options; 11 Employees should purchase or sell such securities or investments with the intent to maintain the position for at least 30 days.

10 Internal Use Only • Shares of registered open-end mutual funds that are not advised or sub- advised by the Firm (or the Firm’s affiliates); • Shares of unit investment trusts that invest exclusively in shares of registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); • Commodities contracts, currencies, currency futures or options on any of the foregoing; • Cryptocurrencies recognized as currencies by the relevant regulator, such as Bitcoin or Ethereum; • Interests in Undertakings for the Collective Investment in Transferable Securities (“UCITS”), established and authorized pursuant to European Union law, as implemented in the relevant member states of the European Union; • Shares issued by money-market funds; and • Bankers’ acceptances, bank certificates of deposit, commercial paper and high- quality short-term debt obligations, including repurchase agreements. If you are unsure if a security requires pre-approval by Compliance, please submit the trade request in ComplySci or consult your respective CCO. 6. Acknowledgment and Reporting of all Transactions Involving Covered Securities. All Employees must submit the following reports and acknowledgments under the Personal Investment Policy if they have holdings of Covered Securities, including through a Personal Securities Account or otherwise engage in transactions involving such securities: a. Code of Ethics and Compliance Acknowledgment. Within 10 calendar days of becoming an Employee, Employees must submit to the CCO the Compliance Acknowledgement Form via ComplySci.12 Employees will also complete this certification on an annual basis. Initial Reporting of Securities Holdings and Accounts. All Employees must disclose and upload all Personal Securities Accounts to ComplySci within 10 calendar days of becoming an Employee. PLEASE NOTE THAT IF YOU MAINTAIN ANY ADDITIONAL INVESTMENTS IN COVERED SECURITIES OUTSIDE ANY PERSONAL SECURITIES ACCOUNTS, YOU ARE REQUIRED TO 12 See Exhibit D attached for the form of the Code of Ethics and Compliance Acknowledgment. This form should be completed via ComplySci.

11 Internal Use Only REPORT THOSE HOLDINGS TO THE CCO IN ACCORDANCE WITH THE PROCEDURES OUTLINED ABOVE. b. Quarterly Reporting of Reportable Securities Transactions and Accounts. On a quarterly basis, Employees will complete certifications confirming all accounts and transactions are properly recorded and disclosed (see Exhibit E). Upon the disclosure of a Personal Securities Account, KKR Compliance will make reasonable efforts to connect eligible Accounts to KKR’s electronic brokerage account feed through ComplySci. If an Account is ineligible for the feed, the Employee must upload a statement of all holdings and transactions on a quarterly basis to KKR Compliance through ComplySci. Statements of holdings and transactions must be submitted approximately 30 days after the end of the applicable quarter. Accounts that hold cryptocurrencies are required to be disclosed if the account allows the accountholder to execute securities transactions in addition to holding cryptocurrency. C. Provision of Code of Ethics to Fund Investors The Firm is required, upon request, to furnish Clients (which, for these purposes, includes investors in our private investment funds) with a copy of the Code. The Client and Partner Group (CPG) will coordinate the distribution of the Code to any Clients and/or investors who request a copy. D. Prohibited Transactions in Mutual Funds All Employees are reminded that the Firm discourages its Employees from engaging in short- term trading, including trading in mutual funds. E. Exceptions to the Code The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that: • The Employee seeking the exception provides the CCO with a representation (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) that the requirement would impose significant undue hardship on the Employee; • The CCO believes that the exception would not harm or defraud a Fund or Investment Vehicle, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s duties to any Client; and

12 Internal Use Only • The Employee provides any supporting documentation that the CCO may request from the Employee. F. Service on Boards of Directors and Other Outside Activities An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, except with respect to KKR portfolio companies, Employees are generally prohibited from serving on the boards of directors of any non KKR-related company (excluding not-for-profit organizations or other charitable organizations), unless the service (i) would not be detrimental to the interests of the Firm or our Clients, (ii) has been approved in writing by the CCO, and (iii) has been approved in writing by the Employee’s supervisor (except with regard to non-compensated, non-for profit directorships)13. If an Employee’s service on a board of directors is approved, the Information Barrier Procedures may apply. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.) The Firm also generally prohibits Employees from engaging in any other outside business ventures, such as consulting engagements; accepting an executorship, trusteeship or power of attorney (except with respect to a family member); and serving on a creditors committee (except as part of the Employee’s duties at the Firm). Accordingly, an Employee must obtain pre-approval from the CCO via ComplySci prior to engaging in any such ventures. The CCO may also instruct the Employee to also seek approval from his/her supervisor. To assist the CCO in monitoring conflicts, upon commencement of employment, all Employees will be required to complete and sign the Initial Conflicts Questionnaire - a copy of the questionnaire is attached hereto as Exhibit G. Additionally, all Employees will be required to complete an Annual Conflicts Questionnaire – a copy of the questionnaire is attached hereto as Exhibit H. All Employees are also required to complete a certification via ComplySci on a quarterly basis confirming all outside business activities have been disclosed (the form of the certificate is attached as Exhibit I). G. Gifts and Entertainment Neither the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) nor the UK Bribery Act (the “Bribery Act”) prohibits the provision of small gifts, non-extravagant entertainment or similar items of nominal value to foreign officials, if these items are not offered with improper intent. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. 14 Any gift or entertainment exceeding or reasonably expected to exceed the guidelines detailed below must be pre-approved in ComplySci. All gifts and entertainment involving a government or public official, as defined below, must be pre-approved via ComplySci. 13 See Guidance on Employee Outside Business Activities (Non-KKR Related). 14 See the Firm’s Policy on Gifts, Entertainment and other Items of Value (“G&E Policy”) for further information, including Non-U.S. Jurisdictions Limits (Annex A to the G&E Policy), which may be more restrictive than the U.S. limits.

13 Internal Use Only • Gifts. No Employee may receive any gift, service, or other item of more than $500 (or such lower amount depending on the jurisdiction as determined by the Firm) in value per year from any person or entity that does or seeks to do business with or on behalf of the Firm without the prior written approval of the CCO. No Employee may give or offer any gift of more than de minimis value (i.e., $250 for the U.S. or an applicable lower amount) to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the CCO. Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer. • Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, if the person or entity providing the entertainment is present. Transportation and/or lodging may generally not be given or received as part of entertainment, as such would be considered a gift. Any event that an Employee reasonably expects to exceed the amounts outlined above must be approved in advance by the CCO. ▪ Any single business entertainment event provided with a value equal to or greater than $USD500 per person must be approved via Concur by the employee’s supervisor. ▪ Any single business entertainment event accepted with a value equal to or greater than $USD500 per person must be approved by the employee’s supervisor via email. ▪ Any single business entertainment event provided or accepted with a value equal to or greater than $USD1000 per person must be pre-cleared with Compliance via ComplySci.15 • Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Firm. • Government Officials. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials or their families. Government officials include employees of sovereign wealth funds, public pension funds and state- owned business enterprises. In addition, the FCPA and the Bribery Act outline very serious prohibitions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of public international organizations and candidates for 15 As described further below, additional requirements apply with respect to gifts and entertainment involving government officials.

14 Internal Use Only Foreign office) or others. Payment made indirectly through a consultant, contractor or other intermediary is also prohibited. Pre-clearance from KKR Compliance via ComplySci is required for any gift to a government official or their family regardless of value. See G&E Policy for further information, including restrictions on entertainment of government officials. In order to maintain compliance with applicable anti-corruption laws, including the FCPA and the Bribery Act, while simultaneously conducting business in accordance with local custom, Employees may provide token gifts only when such offerings are of nominal value, not unlawful under the law of the government official’s country, and when such offerings are in keeping with the custom or practice of the government official’s country. • U.S. and non-U.S. Political Donations. Political contributions are subject to strict laws, and failure to observe these policies and procedures may result in fines or penalties against the Firm or in the Firm’s loss of business opportunities with government-sponsored investors. A political contribution is a monetary or in-kind contribution to a federal, state or local candidate, incumbent officeholder, political party, political action committee, section 527 organization, transition or inaugural committee, section 501(c)(4) organization or similar organization. Please see KKR’s Political Contribution Policy for further information. • Political Contributions by the Firm. No political contribution may be made by the Firm and no candidate events may be hosted by the Firm without the prior approval of KKR’s Head of Global Public Affairs and Compliance. This prohibition includes “in-kind” contributions, i.e., contributions of the Firm’s property, services or other assets, including Employee work time spent on political activities. In addition, the Firm will not reimburse an Employee for political contributions made with his or her personal funds. • Personal Political Contributions. A “personal political contribution” means a political contribution by an Employee, his or her spouse or domestic partner, or his or her dependent children. Employees may not make any personal political contribution (including a contribution to any political party, candidate for public office, political cause or political committee, such as a PAC) to a candidate for U.S. state or local office, or to a state or local incumbent seeking federal office. • Employees should pre-clear ALL political contributions, including non-US contributions and contributions that are permitted under the policy via ComplySci. • KKR Compliance actively monitors employee activity for compliance with this policy. • Union Officials. Special U.S. Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit plans. Those service providers must make annual reports on Form LM-10 detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents,

15 Internal Use Only Subject to a de minimis threshold of $250. Accordingly, Employees must receive pre- approval from the CCO for gifts and entertainment provided to such persons. • Loans. Employees are not generally permitted to obtain any loans from KKR funds, KKR Portfolio Companies, or investors in KKR funds without the approval of the CCO. 16 • Reporting. Each Employee must report via ComplySci any gifts or entertainment received in connection with his or her employment that the Employee reasonably believes exceeded the amounts outlined above. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. • Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business. • Referrals. Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral. • Firm-Sponsored Events. Compliance is responsible for ensuring that such events and any gifts distributed by the Firm during such events are appropriate in the context of the policy outlined above. H. Reporting Violations Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the General Counsel. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation. I. Whistleblowers The Firm has procedures in place to anonymously report violations or suspected violations of accounting, internal controls, auditing, legal and regulatory matters. Consistent with the policies of the Firm, Employees who, in good faith, make a report or provide assistance to the Audit Committee, Management or any other person or group, including any governmental, regulatory or law enforcement body, shall not face retaliation, and the source of any report shall remain anonymous unless compelled by judicial or other legal process or to the extent permitted under applicable law to fully investigate a particular matter.17 J. Confidentiality of Information 16 This prohibition does not restrict employees from obtaining loans in the ordinary course from third parties, such as mortgages, car loans, etc. 17 See KKR & Co. Inc.’s Whistleblower Policy.

16 Internal Use Only All information obtained from any person pursuant to this Code will be kept confidential, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization or other entity to the extent permitted or required by law, regulation or this policy. K. Administration of the Code The CCO or his/her designees will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that Employees’ investments and trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained are discussed in detail in the Records Retention Schedule contained in the Compliance Manual, and include, but are not limited to, the following: • A copy of the Code that is in effect, or at any time within the past five years was in effect; • A record of any violation of the Code, and of any action taken as a result of the violation; • A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee; and • A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception. These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm. L. Sanctions Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the General Counsel, and, if necessary, other members of senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, additional in-person or web-based training, disgorgement, suspension, demotion or termination of employment. See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures. M. Acknowledgment of Receipt and Compliance The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands,

17 Internal Use Only the Code.18 On an annual basis, all Employees must certify that they have reviewed and complied with Firm policies and procedures (see Exhibit I for the form of such certificate). Addendum to KKR’s Personal Investment Policy applicable to Employees Associated with a Broker Dealer of KKR (KKR Capital Markets LLC (“KCM”) and KKR Capital Markets II LLC (“KCM II”)) Personal Securities Accounts Pre-Clearance (FINRA Rule 3210) Any associated person19 of KCM or KCM II must obtain prior written approval from the Chief Compliance Officer of KCM / KCM II (“KCM / KCM II CCO”) or his/her designee before opening or establishing any Personal Securities Account (as previously defined in the Personal Investment Policy section of the Code of Ethics) in which securities transactions can be effected and in which the associated person has a beneficial interest. Once the KCM / KCM II CCO or his designee has approved the account, a notification of the associated person’s association with KCM / KCM II will be provided to the financial institution where the Personal Securities Account will be maintained. For any Personal Securities Accounts opened or established prior to the associated person’s registration or employment with KCM / KCM II, the associated person must obtain written approval from the KCM / KCM II CCO or his/her designee within 30 calendar days of becoming associated. Once the approval has been received, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account is maintained. Transactions and Accounts not subject to Pre-Clearance Transactions in unit investment trusts, municipal fund securities as defined under MSRB Rule D-12, qualified tuition programs pursuant to Section 529 of the Internal Revenue Code and variable contracts or mutual funds, or to accounts that are limited to transactions in such securities, or to Monthly Investment Plan type accounts, do not require prior written approval to open or establish. Gifts and Entertainment (FINRA Rule 3220) To prevent the appearance of impropriety or of a conflict of interest, FINRA Rule 3220 limits the extent to which KCM / KCM II and its Associated Persons may give or accept (directly or indirectly) gifts and gratuities, in relation to KCM / KCM II’s business, to or from persons or entities outside KCM / KCM II. In particular, KCM / KCM II and its Associated Persons may not give any gift or gratuity in excess of $100 per individual per calendar year where the gift is in relation to the business of the recipient’s employer. 18 See Exhibit D. 19 The term “Associated Person” shall mean any employee, officer, manager, director, FINRA registered-representative or FINRA-registered principal of KCM and/or KCM II, or other person conducting the business of KCM and/or KCM II. Registered -representatives of KCM and/or KCM II includes dual-hatted employees in the Client and Partner Group (“CPG”), including Private Wealth Partners (“PWP”), and the Credit Solutions Group (“CSG”).

18 Internal Use Only All gifts must be disclosed to the KCM / KCM II CCO through the ComplySci system. For the avoidance of doubt, tickets or other entertainment where no KCM / KCM II Associated Person is present at the event constitute gifts. Outside Business Activities (FINRA Rules 3270; 3280) In accordance with FINR Rule 3270, KCM / KCM II registered representatives (RR) may not engage in any outside business activity or accept compensation for such activity without prior notice to the KCM / KCM II CCO. An outside business activity is any business other than employment with KCM / KCM II, including acting as an employee, independent contractor, sole proprietor, officer, director, partner, trustee, or agent of any other entity. RRs must submit a written notice describing the proposed outside business activity through ComplySci. RRs must fully disclose their outside business activities on their Form U4. In addition, RRs are required to certify their disclosure of outside business activities upon hire and annually thereafter. The KCM / KCM II CCO will evaluate the proposed activity to determine whether the activity properly is characterized as an outside business activity or whether it should be treated as an outside securities activity subject to the requirements of FINRA Rule 3280.